EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 03, 2019 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today reported increased sales and earnings during the Company’s 2019 second fiscal quarter ending March 29, 2019, and double-digit growth in net income during the first fiscal six-month period.

"Innovation is at the core of who we are, powering sustained marketplace success and growth of our brands.  This year’s strong customer response to new products and the ongoing popularity of legacy innovations firmly position Minn Kota® and Humminbird® on an upward trajectory heading into the warm-weather season. Likewise, Diving is benefitting from new product performance, currently representing about a third of Scubapro® sales. Conversely, challenging market conditions in Watercraft Recreation and Camping emphasize the critical importance of continued investment in digital and marketing excellence and eCommerce sophistication,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

SECOND QUARTER RESULTS

Sales in the second fiscal quarter reflect shipments to customers in anticipation of the primary retail-selling period for the outdoor recreation industry’s warm-weather products.  Net sales rose 7 percent to $177.7 million in the current fiscal second quarter compared to $165.8 million in the prior year quarter, driven by positive momentum in the Company’s Fishing and Diving groups. Key contributing factors in year-over-year quarterly comparisons in each group were:

  Favorable response to new products propelled a 10.1 percent increase in Fishing revenue.
  Strong performance in North America drove a 3.7 percent increase in Diving sales.  On a currency neutral basis, sales were 7.4 percent higher than the prior year quarter.
  Watercraft Recreation sales declined due to continued kayak market weakness.
  Lower sales across tent categories primarily accounted for the unfavorable year-over-year comparison in Camping.

Total Company operating profit in the fiscal second quarter was $27.8 million compared with operating profit of $26.0 million in the previous year quarter.  Gross margin of 44.5 percent was slightly below the prior year quarter due in part to the unfavorable impact of $1.4 million in Section 301 tariffs on Chinese goods and components.  Operating expense during the quarter increased 6.4 percent year-over-year due primarily to higher deferred compensation expense resulting from a $2.0 million upward adjustment in the valuation of the plan’s assets; however, an offsetting gain was reflected in other income/expenses. Net income of $21.9 million, or $2.18 per diluted share, in the fiscal second quarter improved slightly versus the previous fiscal year’s second quarter.

YEAR-TO-DATE RESULTS

Fiscal 2019 year-to-date net sales of $282.1 million were on par with the record-high fiscal six-month period last year.  Total Company operating profit increased 2.4 percent to $33.8 million compared with the prior fiscal year-to-date period.  Year-to-date gross margin improved to 43.8 percent versus 43.6 percent for the previous fiscal year first six months, despite the negative impact of $2.1 million in Section 301 tariffs. Operating expense declined during the first half of the fiscal year due primarily to lower warranty expense and a favorable impact from valuation adjustments in the Company’s deferred compensation plan during the period.  Net income of $25.4 million, or $2.53 per diluted share, in the first fiscal six-month period compared favorably to net income of $21.9 million, or $2.18 per diluted share, in the prior year-to-date period. The year-to-date effective tax rate of 25.9 percent compared favorably to the previous year fiscal first six months, which reflected charges associated with initial implementation of the new U.S. Tax Reform Act.

OTHER FINANCIAL INFORMATION

As of March 29, 2019, cash totaled $68.2 million compared with the Company’s cash position of $51.1 million at March 30, 2018.  Depreciation and amortization were $6.8 million in the current year-to-date period versus $6.4 million in the prior fiscal first six-months. Capital spending totaling $8.2 million during the first six-month period declined from $10.9 million in the previous year-to-date period.

On March 19, 2019, the Company received an exclusion from Section 301 tariffs for a component for products assembled in the United States.  As a result of this exclusion, the Company now estimates a reduced impact of Section 301 tariffs on fiscal 2019 profits of $5-7 million. The exclusion applies for one year from the date it was granted, and the Company will be reimbursed for tariffs previously assessed and paid on the excluded component. At this time, other product components remain subject to Section 301 tariffs.

“Looking ahead, we continue to expect moderate sales growth this fiscal year and will pursue a range of additional Section 301 tariff mitigation efforts with respect to other affected product components with the goal of further reducing their impact on profitability,” said David W. Johnson, Vice President and Chief Financial Officer.  “Nonetheless, we continue to benefit from our ongoing focus on improved operational efficiency, enabling us to protect margins and effectively manage working capital. The balance sheet remains strong, and our growing cash position enables us to continue investment against strategic priorities and opportunities to expand our business and growth potential.  We remain confident in our ability and plans to create long-term value and consistently pay dividends to shareholders.”

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 3, 2019.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page.  A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K which was filed with the Securities and Exchange Commission on December 7, 2018, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

Johnson Outdoors Inc. (thousands, except per share amounts)

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	March 29 2019	March 30 2018	March 29 2019	March 30 2018
Net sales	$177,707	$165,778	$282,147	$282,357
Cost of sales	98,578	91,583	158,699	159,351
Gross profit	79,129	74,195	123,448	123,006
Operating expenses	51,285	48,193	89,626	89,967
Operating profit	27,844	26,002	33,822	33,039
Interest (income) expense, net	(281)	(76)	(784)	(206)
Other (income) expense, net	(1,895)	(3,367)	255	(4,524)
Income before income taxes	30,020	29,445	34,351	37,769
Income tax expense	8,097	7,825	8,907	15,914
Net income	$21,923	$21,620	$25,444	$21,855
Diluted average common shares outstanding	10,028	9,993	10,015	9,979

Diluted net income per common share	$2.18	$2.15	$2.53	$2.18

Segment Results
Net sales:
Fishing	$138,229	$125,506	$217,026	$214,413
Camping	9,529	10,082	15,349	15,928
Watercraft Recreation	9,851	10,808	14,176	15,165
Diving	20,085	19,370	35,623	36,808
Other/eliminations	13	12	(27)	43
Total	$177,707	$165,778	$282,147	$282,357
Operating profit (loss):
Fishing	$34,590	$30,762	$46,012	$44,827
Camping	419	302	(267)	(422)
Watercraft Recreation	(516)	(170)	(2,008)	(1,314)
Diving	1,423	14	716	(371)
Other	(8,072)	(4,906)	(10,631)	(9,681)
Total	$27,844	$26,002	$33,822	$33,039
Balance Sheet Information (End of Period)
Cash and cash equivalents			$68,205	$51,066
Accounts receivable, net			124,750	124,237
Inventories, net			116,231	94,607
Total current assets			316,273	272,273
Total assets			427,993	383,926
Total current liabilities			102,585	99,902
Total liabilities			127,292	122,681
Shareholders’ equity			300,701	261,245

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP – marketing services & global communications
262-631-6600	262-631-6600